Exhibit 21.1
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                         SUBSIDIARIES OF THE REGISTRANT



None.*



* Upon consummation of the acquisition, Two River Community Bank, a New Jersey chartered commercial bank, and The Town Bank, a New Jersey chartered commercial bank, will be a subsidiaries of the Registrant. Two River Community Bank has two subsidiaries, TRCB Investment Company, a New Jersey corporation, and TRCB Title Agency L.L.C., a New Jersey limited liability company.